Exhibit 20

THE BANK OF BRUNSWICK

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned stockholder of The Bank of Brunswick ("Brunswick Bank") hereby appoints David E. Brock and Robert K. Moler, and either of them, as lawful attorneys and proxies of the undersigned, with several power of substitution, to vote all shares of the Common Stock of Brunswick Bank which the undersigned is entitled to vote at the Special Meeting of the Stockholders of Brunswick Bank to be held on Thursday, May 25, 1995, at 2:00 p.m. local time, or at any adjournment thereof, as follows:

1. To approve, ratify and confirm the Plan and Agreement to Merge, dated as of January 10, 1995, by and among F&M Bancorp, Farmers and Mechanics National Bank, and Brunswick Bank (the "Plan") and the merger of Brunswick Bank with and into Farmers and Mechanics National Bank provided for therein (the "Merger").

    [ ] FOR           [ ] AGAINST           [ ] ABSTAIN


The Board of Directors unanimously recommends a vote TO APPROVE, RATIFY AND CONFIRM the Plan and the Merger provided for therein.

2. In their discretion on such other matters as may properly come before the meeting.

(Continued and to be signed on the other side)


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   The shares represented by this proxy will be voted as directed in this proxy. If no specific instructions are given, the shares represented by this proxy will be voted TO APPROVE, RATIFY AND CONFIRM the Plan and the Merger provided for therein, and in the best discretion of the proxy holders as to other matters.



                       Dated: _______________________, 1995

                       __________________________________
                       Signature of Owner

                       __________________________________
                       Additional Signature of Joint Owner



                       Please sign exactly as your name appears hereon. If stock is jointly held, each joint owner should sign.



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